Exhibit 10.29

RESTRICTED SHARE AGREEMENT

THIS RESTRICTED SHARE AGREEMENT (this "Agreement"), is made as of this 18th day of December, 2007, by and between Steiner Leisure Limited, a Bahamas international business company (the "Company"), and the undersigned Chairman ("Chairman") of the Company's Board of Directors (the "Board").

    Grant of Restricted Shares. Pursuant to the Steiner Leisure Limited 2004 Equity Incentive Plan (the "Plan"), the Company hereby grants to Chairman, as of December 18, 2007 (the "Date of Grant"), Two Thousand Three Hundred Seventy-Three (2,373) of the Company's common shares, par value (U.S.) $.01 per share (the "Shares"), subject to the following restrictions, terms and conditions (the "Restricted Shares"). Capitalized terms not otherwise defined herein shall have the same meaning as in the Plan.

    Period of Restriction and Vesting of Restricted Shares.

      Period of Restriction. All restrictions imposed by this Agreement and the Plan shall apply to the Restricted Shares until such Restricted Shares are vested (as provided in Section 2(b) hereof) (the period during which such restrictions apply is referred to herein as the "Period of Restriction"). Restricted Shares as to which the Period of Restriction has ended are referred to herein as "Vested Shares."

      Vesting. Subject to Section 3 and Section 8 hereof, the Restricted Shares shall become vested on the first anniversary of the Date of Grant.

    Accelerated Vesting.  Notwithstanding the foregoing, the restrictions applicable to the Restricted Shares shall lapse and the Restricted Shares shall vest upon the occurrence of any of the following events:

    death of the Chairman;

    a change in control of the Company as defined in the Plan;

    retirement, in accordance with applicable policies of the Company, and provided that such policies do not provide to the contrary;

    termination of employment by the Company without cause as defined in Chairman's employment agreement with the Company;

    Chairman's termination of employment with the Company for "good reason" as defined in Chairman's employment agreement with the Company; and

    any other event specified as causing accelerated vesting in Chairman's employment agreement with the Company.

    Transferability of Restricted Shares. Unless otherwise permitted by the Committee in its sole and absolute discretion, the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until they have become Vested Shares.

    Use of Broker.  In order to assure compliance with any applicable tax withholding requirements, Vested Shares may only be sold through a securities broker selected by the Company, currently the Coral Gables office of Merrill Lynch.

    Certain Tax Actions.  Depending on the jurisdiction where Chairman pays taxes, there may be certain actions that Chairman can take in connection with this grant of Restricted Shares that could, under certain circumstances, affect the amount of tax that Chairman pays in connection with this grant of Restricted Shares.  Some of the applicable rules could require Chairman to take such action within a very short time after the Date of Grant.  Accordingly, Chairman should contact promptly Chairman's tax advisor to determine whether there is any tax-related action Chairman should take in connection with this grant of Restricted Shares and as to any other tax aspects of this grant of Restricted Shares.  Please note that Chairman must notify the Company with respect to any tax-related elections or other actions made or taken by Chairman within ten (10) business days after taking such action.  Chairman hereby indemnifies and holds harmless the Company and its affiliates and the directors, officers, agents and representatives of the Company and its affiliates, respectively, for any tax, penalty or interest imposed on the Company or such other parties in connection with the grant or vesting of Restricted Shares resulting from Chairman's failure to provide notice to the Company in accordance with this Section 6.

    Shareholder Rights.  Chairman shall have no rights as a shareholder with respect to the Restricted Shares until the expiration of the Period of Restriction.  Among other things, during the Period of Restriction, Chairman shall have no voting rights or rights to dividends or other distributions (if any) with respect to the Restricted Shares.  Upon the expiration of the Period of Restriction, Chairman shall have all rights of a shareholder with respect to the Vested Shares.

    Termination of Service. Except as provided above, upon the termination of the service of Chairman on the Board for any reason prior to the vesting of the Restricted Shares, all Restricted Shares shall be forfeited immediately.

    Adjustments Upon Changes in Capitalization, Etc. In the event of any change in the outstanding Shares of the Company by reason of any Share split, Share dividend, recapitalization, merger, consolidation, combination or exchange of Shares or other similar corporate change or in the event of any special distribution to the shareholders, the Committee shall make such equitable adjustments in the number of Restricted Shares as the Committee determines are necessary and appropriate. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

    Restricted Shares Subject to Plan. The Restricted Shares awarded pursuant to the Plan are subject to all of the terms and conditions of the Plan, the terms of which are hereby expressly incorporated and made a part hereof. Any conflict between this Agreement and the Plan shall be controlled by, and settled in accordance with, the terms of the Plan. Chairman acknowledges that Chairman has received, read and understood the provisions of the Plan and agrees to be bound by its terms and conditions.

    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Chairman or by the Company forthwith to the Committee, which shall review such dispute no later than at its next regular meeting or, if one or more Committee members deem that a conflict of interest would impair the decision of the Committee, such dispute shall be reviewed by the Board no later than at its next regular meeting. The resolution of such a dispute by the Committee or the Board, as the case may be, shall be final and binding on the Company and on Chairman.

    Not a Contract of Employment.  This Agreement shall not be deemed to constitute an employment contract between the Company and Chairman or to be a consideration or an inducement for the employment of Chairman.

    Notices. Any notice required or permitted hereunder shall be given in writing and deemed delivered when (i) personally delivered, (ii) sent by facsimile transmission and a confirmation of the transmission is received by the sender, or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as Federal Express, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate.

    Further Instruments. The parties agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intents of this Agreement.

    Entire Agreement; Governing Law; Severability; etc. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Chairman with respect to the subject matter hereof and thereof, and shall be interpreted in accordance with, and shall be governed by, the laws of The Bahamas, subject to any applicable United States federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. This agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which, together, shall constitute the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

CHAIRMAN:	STEINER LEISURE LIMITED
By: /s/ Clive E. Warshaw	By:/s/ Stephen Lazarus
Clive E. Warshaw	Stephen Lazarus Executive Vice President and Chief Financial Officer
Address and Facsimile Number:	Address and Facsimile Number:
Bay Creek House Old Fort Bay P.O. Box N-7776 Nassau, Bahamas Facsimile: (242) 362-4021	c/o Steiner Management Services, LLC 770 South Dixie Hwy., Suite 200 Coral Gables, Florida 33146 Facsimile: (305) 358-7704